Exhibit 99.1

Magnum Hunter Resources, Inc.

600 East Las Colinas Blvd.

Suite 1100

Irving, Texas 75039

June 1, 2005

VIA FIRST CLASS MAIL

To:	Holders of the Floating Rate Convertible Senior Notes
due 2023 of Magnum Hunter Resources, Inc.

In accordance with Section 10.10 of the Indenture relating to your Floating Rate Convertible Senior Notes due 2023 of Magnum Hunter Resources, Inc. (the “Company”), this letter serves as notice of a potential merger transaction involving the Company.  Pursuant to a notice, dated May 23, 2005 from the Company (the “First Notice”), you were notified that the Company will be merging (the “First Merger”) with a wholly-owned subsidiary of Cimarex Energy Co., a Delaware corporation (“Cimarex”).  As described in the First Notice, the First Merger is expected to become effective on June 7, 2005, subject to shareholder approval of the transaction.  We have been informed by Cimarex that after the consummation of the First Merger, Cimarex intends to cause the Company to merge with and into Cimarex (the “Second Merger”).  The Second Merger, if consummated, is expected to become effective on or about June 13, 2005.  The Second Merger does not require the approval of the shareholders of Cimarex or any of the current shareholders of the Company.  The approval of Cimarex, in its capacity as the sole stockholder of the Company, is required in connection with the Second Merger.  In connection with the Second Merger, the Common Stock of the Company will be cancelled.

If you have any questions relating to the Second Merger, please contact Mark Burford, Director of Capital Markets of Cimarex, at 303/295-3995.

Sincerely yours,

MAGNUM HUNTER RESOURCES, INC.

By:	/s/ Richard R. Frazier
Name: Richard R. Frazier
Title: President, Chief Executive Officer